EXHIBIT 99.1

Atlas Financial Holdings Receives Anticipated Nasdaq Notice of Additional Delinquency

Chicago, Illinois (November 20, 2019) - Atlas Financial Holdings, Inc. (NASDAQ: AFH) (“Atlas” or the “Company”) today announced that, as expected, the Company received an additional delinquency notification letter from the Listing Qualifications Staff (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) due to the Company’s continued non-compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) as a result of the Company’s failure to timely file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. As previously disclosed, the Company earlier received notice from the Staff regarding its non-compliance with the Rule following the Company’s delay in the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 (collectively, the “Periodic Reports”).

Scott Wollney, CEO added, “The Company continues to proceed consistent with the milestones agreed with the Nasdaq Hearings Panel as previously disclosed.”

Importantly, and as also previously disclosed, at a hearing before the Nasdaq Hearings Panel (the “Panel”), the Company presented its plan to regain compliance with the Rule. The Panel thereafter issued its decision granting the Company’s request for continued listing on The Nasdaq Capital Market subject to the Company’s filing of the Periodic Reports with the SEC by no later than February 28, 2020. The Company intends to timely update the Panel with respect to its compliance plan as requested by the Staff.

About Atlas

The primary business of Atlas is commercial automobile insurance in the United States, with a niche market orientation and focus on insurance for the “light” commercial automobile sector including taxi cabs, non-emergency para-transit, limousine/livery (including certain transportation network company drivers) and business auto.

For more information about Atlas, please visit www.atlas-fin.com

Forward-Looking Statements

This release includes forward-looking statements regarding Atlas and its insurance subsidiaries and businesses. Such statements are based on the current expectations of the management of each entity. The words “anticipate,” “expect,” “believe,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or similar words are used to identify such forward looking information. The forward-looking events and circumstances discussed in this release may not occur and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Companies, including risks regarding the insurance industry, economic factors and the equity markets generally and the risk factors discussed in the “Risk Factors” section of the Company’s 2017 Annual Report on Form 10-K. No forward-looking statement can be guaranteed. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Atlas and its subsidiaries undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact Information:

At the Company	Investor Relations
Atlas Financial Holdings, Inc.	The Equity Group Inc.
Scott Wollney, CEO	Adam Prior, Senior Vice President
847-700-8600	212-836-9606
swollney@atlas-fin.com	aprior@equityny.com
www.atlas-fin.com	www.theequitygroup.com